Exhibit 99.2

MOCON, Inc.

Third Quarter 2016 Conference Call Script

November 3, 2016

Delivered by:        Robert Demorest - MOCO

Elissa Lindsoe– MOCO

Steve Hooser – Three Part Advisors

Operator (if necessary):

Good day, everyone, my name is Christine and I’m the operator. Welcome to MOCON’s Third Quarter 2016 Earnings Conference Call. Today's conference is being recorded. I would now like to turn the call over to Steven Hooser, MOCON’s investor relations representative. Please go ahead Steven.

Steven Hooser:

Thank you Christine and Thank you for joining us today to discuss our third quarter 2016 financial results. With me on the call today are Bob Demorest, Chief Executive Officer, and Elissa Lindsoe, Chief Financial Officer. We will open up to the audience for a Q&A session after we complete our prepared remarks. Please note that we are also webcasting this call. Both the earnings press release that was issued earlier and the webcast link can be accessed on our Investor Relations website at mocon.com. Before I turn the call over to management, I'd like to remind everyone that during today’s call, including the Q&A session, we may make forward-looking statements regarding expected revenue, earnings, future plans, opportunities, and other expectations of the Company. These estimates and plans and other forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied on the call. These risks include those that are detailed in our most recent Annual Report on Form 10-K and in today’s earnings press release and may be amended or supplemented by subsequent quarterly reports on Form 10-Q, or other reports filed with the Securities and Exchange Commission. The statements made during this conference call are based upon information known to MOCON as of the date and time of this call. We assume no obligation to update the information presented in today’s call.

During today’s call we will also discuss non-GAAP financial measures, including, Adjusted EBITDA. These measures, when used in combination with GAAP results, provide us with useful information to better understand our business and we believe investors may want to consider this impact on our performance as well. A reconciliation of GAAP to non-GAAP measures can be found in today’s earnings release.

With that, I’d like to turn the call over to Bob Demorest, MOCON’s President and Chief Executive Officer.

Bob Demorest

Thanks Steven; and thanks to all of you on the line for participating in our earnings call and we appreciate your time and continued interest in MOCON. Q3 was a strong quarter for MOCON with record earnings per share, both fully diluted and basic, of $0.34 and revenue of $16.1 million, which is up seven percent on a year-over-year basis and up three percent sequentially. The growth in our Package Testing segment is coming from both Europe and the US. The number of two income households in Europe is increasing which is driving consumer trends toward convenience and sustainable food packaging. In the U.S., growth in modified atmosphere packaging technologies is being driven through overall market expansion as food production lines are upgraded. These factors among others, including the trend toward preservative-free foods, are the reason our Package Testing segment continues to outpace our other businesses at 17 percent year-over-year growth. Our Permeation segment grew 6 percent year-over-year in Q3. On a year-to-date basis, our Permeation segment is down just 5 percent in the first 9 months compared to being down by 11 percent for the first half of 2016. Our Q3 2016 Industrial analyzers and other segment is down 16 percent year-over-year. Shipments of BevAlert systems remain lumpy from quarter-to-quarter which was the primary driver in the third quarter decline. The growth we experienced during the first half of 2016 with our OEM gas sensor business slowed in the third quarter due to continued softness in the oil and gas exploration markets. Elissa will go into more detail on the performance of our segments later in the call.

In other news, our search for a new Senior Vice President of Sales and Marketing is nearing completion. We have seen a number of highly qualified candidates and are still expecting to have someone on board by the end of this year.

On another front, as part of our one MOCON initiative, we have placed all of our product management personnel under a common leader which will better allow us to leverage resources within the team and also provide consistency when evaluating and prioritizing and product development efforts companywide.

I will now turn the call over to Elissa to run through the operating results and will return with my closing remarks after she is done.

Elissa Lindsoe

Thank you Bob and good afternoon everyone. Revenue for the third quarter of 2016 was $16.1 million, up 7 percent from the $15.0 million reported in the same period of 2015. Year-to-date September 2016 revenue was $46.4 million, an increase of 2 percent from the $45.4 million reported in the year-ago period.

Gross margin was 57 percent of revenue in our third quarter of 2016 which is an increase of 2 percentage points from the 55 percent reported in the year-ago quarter.

SG&A expenses were 33 percent of revenue in the third quarter of 2016. This is a 4 percentage point improvement from 37 percent of revenue in the third quarter of 2015. Cost reductions from our recent realignment plans were partially offset by increased professional fees, and new hires to support growth but resulted in nearly a $300K year-over-year reduction in total SG&A spending in the third quarter. Moving forward, we expect that SG&A expenses will modestly increase as we fill a few positions including the Senior Vice President of Sales and Marketing that Bob mentioned. Research and development expenses were 7 percent of revenue in Q3 2016 compared to 6 percent in Q3 2015. This spending level is in line with our commitment to continued innovation of existing offerings as well as into advanced sensor technologies.

In the third quarter of 2016, we recognized a charge of $153 thousand, or 1 percent of revenue, in connection with our realignment activities that we discussed on our last earnings call.

All the positive results above translate into third quarter 2016 operating income of $2.6 million, which is 16 percent of revenue, and is a nice improvement from 11 percent of revenue in the year-ago quarter and 5 percent of revenue in Q2 of this year.

I will go into more detail by business segment momentarily but I’ll cover the remainder of our income statement before doing so.

Our effective tax rate was 23 percent in Q3 2016 compared to 27 percent in the year-ago quarter. The reduction was driven by provision to return true-ups and by the release of reserves for uncertain tax positions for which the statute of limitations has expired. Net income for the third quarter of 2016 was $2.0 million, or $0.34 per diluted share, a record for our company which is 70 percent better than $1.2 million, or $0.20 per diluted share in the third quarter of 2015.

Adjusted EBITDA for the third quarter of 2016 was $3.4 million, or 21 percent of revenue, compared to $2.6 million, or 17 percent of revenue in the third quarter of 2015.

Moving to the details in our business segments:

Package Testing was once again our largest segment, comprising of 47 percent of overall revenue, with revenue of $7.6 million, up from $6.5 million in Q3 of 2015. 72 percent of revenue in Q3 of 2016 was from sales outside of the U.S. compared to 74 percent in Q3 of 2015. Package Testing gross margin was 59 percent of revenue in Q3 2016, up 4 percentage points from Q3 2015. The continued improvement was driven by increased volumes and process improvement initiatives. Operating expenses were 38 percent of revenue in Q3 2016 and 40 percent in the year-ago quarter, resulting in Q3 operating margins that were 21 percent of revenue in 2016 and 15 percent of revenue in 2015.

Moving on to Permeation, this segment contributed 39 percent to overall revenue, or $6.3 million in Q3 2016, up 6 percent from $6.0 million in Q3 2015. 74 percent of this segment’s Q3 2016 revenue was from sales outside of the United States compared to 59 percent in the same quarter of 2015. On our last call, we mentioned that $600,000 of European orders slipped into Q3 which was the driver in the higher than usual sequential growth. These orders shipped in early July which is the primary reason for the increase in foreign revenue mix. Q3 2016 gross margin in the Permeation segment was 61 percent compared to 59 percent in Q3 of 2015. This increase is primarily due to customer mix and a reduced cost structure to support our consulting revenue. Q3 2016 operating expenses were 36 percent of revenue which is down from 41 percent in the year-ago quarter. This 5 percentage point decrease in operating expenses combined with the 2 percentage point increase in gross margin, resulted in Q3 operating margins of 25 percent in 2016 compared to 18 percent in Q3 of 2015.

Our Industrial Analyzers and Other segment comprised 13 percent of our Q3 2016 revenue which was $2.1 million, down 16 percent from the $2.6 million reported in Q3 of 2015. 35 percent of this segment’s revenue was from sales to foreign markets in Q3 2016 compared to 33 percent in the third quarter of 2015. Q3 2016 gross margin for this segment this was 42 percent of revenue, a decreased of 5 percentage points compared to 47 percent of revenue in Q3 of 2015. The decreased gross margin is attributable to the year-over-year revenue decline.

Our operating expenses in this segment were 60 percent of revenue in Q3 2016 compared to 58 percent of revenue in Q3 2015. The operating loss in this segment for Q3 2016 was 18 percent of revenue compared to an operating loss of 11 percent in Q3 2015.

Moving on to our cash flow and balance sheet:

We continue to see a strengthening in our balance sheet. Since the beginning of the year, cash and cash equivalents have grown by $1.5 million to $7.8 million on September 30, 2016 and in the same timeframe, we paid off our revolving line of credit and reported only $108 thousand in debt which relates to capital leases compared to $3 million of total debt on December 31, 2015.

Accounts receivable were $9.1 million on September 30, 2016 which represents days sales outstanding of 51, down from 60 days reported in the second quarter of this year. Inventory was $7.4 million, down 5 percent since the beginning of the year.

Net cash provided by operations was $6.0 million in the nine months ended September 30, 2016 compared to $4.4 million in year-ago period. The improvement is driven by an increase in net income in addition to a decrease in current liabilities that was offset in part by an increase in accounts receivable.

This wraps up my prepared remarks on the financials and now I will turn the call back over to Bob for his closing remarks.

 BOB DEMOREST

Thank you Elissa. I’m encouraged with our strong Q3 results and that we are continuing our growth track. In addition to the new hire costs that will be added in Q4, historically, our fourth quarter expenses have been higher than those in the third quarter. Items such as trade show expense, project expense, and professional fees (including those associated with our year-end audit) are just a couple of examples of items that drive higher expenses. Historically, all other financial metrics in Q4 have been very similar to those recorded in the third quarter. As I mentioned on our last call, we have new products and ideas in the pipeline and they continue to make progress that is in line with our expectations.

In our Package Testing segment, we continue to be encouraged by the progress of our leak detection product line which grew 31 percent year-over-year in the first nine months of 2016. We have 5 products in this family which includes our new online concept, the LeakProtego that we discussed on our last call.

As we have experienced throughout the year, our Permeation segment has been in decline in 2016 when compared to 2015. Positive third quarter results slowed the year-to-date decline. We are seeing a time lag in new model acceptance; when coupled with a two-year capital budgeting cycle, we believe we will see the completion of a turnaround within the next 12 to 18 months. For example, in 2016, we are releasing two additional models in the Permeation family and we are planning to introduce two more in 2017. All of these new models have substantial advantages over the older designs that they are replacing. And I’d like to remind you, we have a very large installed base!

In summary, the diversity of our business model – from geography to product segments to multiple markets, give us a hedge to navigate through regional or market downturns in certain parts of our business. For example, our food processing business is currently up while industrial is down. I remain confident in our plan and in our ability to continue to create shareholder value through controlling our costs, staying the course and by focusing on our growth strategy. I look forward to updating you again when we report our fourth quarter results.

With that, let me open up the call for your questions. Christine, please instruct our listeners on how to queue up.

After the Q&A:

Robert Demorest

Thank you again for joining us on today’s call. We look forward to discussing our Q4 results with you sometime in early 2017. Have a great evening!

Certain remarks of Robert Demorest, Chief Executive Officer:

●	We believe we will see continued growth in our IAP business in the environmental monitoring markets.

●	We believe the IAP business would require revenue in the range of $11 million to $13 million to have break even operating income

●	We believe our focus on CO2 leak detection in our Package Testing segment is resulting in growth for all of our related products.

●

Our acquisition targets include, but are not limited to, companies in the areas of sensors and other complementary technologies. We look for future acquisitions to be accretive within 1 year of acquisition, have 20% return on investment with a purchase price between $10 million and $20 million, without taking on significant debt.